CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Columbia Credit Income Opportunities Fund of our report dated September 22, 2025, relating to the consolidated financial statements and consolidated financial highlights of Columbia Credit Income Opportunities Fund, which appears in the Certified Shareholder Report on Form N-CSR for the period April 17, 2025 (commencement of operations) through July 31, 2025. We also consent to the references to us under the headings “Consolidated Financial Highlights”, “Independent Registered Public Accounting Firm”, “Organization and Management of Wholly-Owned Subsidiary” and “Legal Opinions and Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

November 20, 2025